Exhibit 99.1

NEWS RELEASE

CONTACTS:	Marty McDermut, Acting Chief Financial Officer IRIS International, Inc. 818-709-1244 x 7271 -or- Ron Stabiner, The Wall Street Group, Inc. 212-888-4848
FOR IMMEDIATE RELEASE:
IRIS International Reports Record Third Quarter Revenue Fueled by Strong Instrument Sales and
Record Consumables and Service Sales in Core Urinalysis Business
CHATSWORTH, Calif., October 28, 2010 — IRIS International, Inc. (NASDAQ: IRIS), reflecting continued improved instrument sales and record sales of consumables and service in Iris Diagnostics Division (IDD), today announced record revenue of $25.7 million for the third quarter ended September 30, 2010, a 16% increase from revenue of $22.2 million in the prior year third quarter. Net income for the third quarter 2010 was $924,000, or $0.05 per diluted share, compared with net income of $1.9 million, or $0.11 per diluted share, in the year ago period. Diluted weighted average shares outstanding for the three months ended September 30, 2010 and 2009, were 18.0 million and 17.9 million, respectively. The results from operations for the third quarter of 2010 include the dilutive effect of the recent acquisition of Arista Laboratories (formerly AlliedPath, Inc.), an early stage molecular pathology laboratory acquired by IRIS on July 27, 2010.
“We are pleased with our third quarter performance, having achieved record third quarter revenue fueled by a 33% increase in instrument sales, as well as record sales of consumables and service in our core urinalysis business. The continuing recovery in instrument sales is a result of our new marketing and sales initiatives, and also reflects an improvement in the global hospital spending environment. During the third quarter 2010, our domestic instrument revenue remained solid while our international instrument shipments reflect the seasonality we typically experience during our lowest quarter for instrument sales. We are also pleased to report that Arista Laboratories is developing a nice pipeline of customer targets which should begin to translate into meaningful revenues in 2011,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International.
Third quarter 2010 results included net favorable foreign currency impact of approximately $646,000, or $0.02 per share, as well as operating losses, including acquisition related costs, of approximately $1.3 million, or $0.04 per share, related to the acquisition of Arista Laboratories and corresponding expansion of our new Personalized Medicine segment. The net total impact of these items adversely impacted third quarter earnings by $0.02 per share. We are presenting an attached tabular presentation of what earnings and diluted EPS would have been had these items (excluding Arista operating losses) not occurred. These non-GAAP financial measures are labeled as adjusted net income and adjusted diluted EPS.
“While modest, we have already begun to see growth in the number of accessions received at our CLIA-certified molecular diagnostic laboratory. Since the acquisition of Arista, we have expanded the molecular pathology sales and marketing team to 10 professionals and now have approximately 20 employees at the lab. We have invested in new equipment which will enable the expansion of the laboratory’s high complexity test menu beyond solid tumor specimens, with plans to begin offering flow cytometry services for detection of blood cancers such as leukemia and lymphoma, and FISH testing by the end of the year. This planned expansion is in line with our original vision to provide a more complete menu to the pathology groups which prefer to outsource their esoteric tests to a single service provider. These and other investments related to the lab have resulted in dilution to earnings of $0.04 in the quarter, as expected,” Mr. Garcia said.
(More)

“We expect Arista Laboratories to become a growing source of revenues and earnings for IRIS in the rapidly growing field of personalized medicine. Arista also will serve as a launch vehicle and direct commercial channel for accelerating our NADiA® ultra-sensitive nucleic acid detection immunoassay platform, beginning with NADiA® ProsVue™, a prostate cancer prognostic test, which is pending FDA clearance. In order to better capture our investment in our emerging technology programs, such as our NADiA® platform, and to provide the necessary transparency to our shareholders and analysts, we have created a new financial reporting segment, Personalized Medicine, grouping our Arista Laboratories operation and Iris Molecular Diagnostics subsidiary for financial reporting purposes,” he added.
“On the new product front, we continue to make steady progress with the pending FDA 510(k) applications for our NADiA ProsVue assay and the iChem®VELOCITY™, which were submitted in April and June, respectively. We have been diligently working to reply to “Additional Information” letters received from the FDA regarding both product applications. We expect to formally submit the reply to the iChemVELOCITY Additional Information letter shortly. The reply to the Additional Information letter for NADiA ProsVue was submitted mid-October and we have scheduled a face to face meeting with the FDA during the first week of November,” Mr. Garcia added.
Following are highlights and more detail about results for the third quarter:
•	Record revenue of $25.7 million in Q3 2010 increased 16% from $22.2 million in Q3 2009.

•	Record IDD consumables and service revenue of $15.6 million in Q3 2010, a 17% increase over Q3 2009, and accounting for 60% of consolidated revenue.

•
More than 2,900 iQ 200 analyzers and 300 iChemVELOCITY analyzers sold to date; the iChemVELOCITY is currently only being sold in certain international territories, as FDA 510(k) market clearance is required for the US and other countries requiring the product to be cleared at the country of origin.

•
Diluted EPS of $0.05 in Q3 2010 versus $0.11 in Q3 2009; Q3 2010 EPS reflects a $2.9 million increase in expenses relating to the initiation of Arista operations, the expansion of direct commercial operations in certain European territories, and higher income tax rates partially offset by foreign currency exchange benefit.

•	Strong debt-free balance sheet with cash of $31.0 million at September 30, 2010.
Consolidated gross margin in the third quarter was 51% compared with 55% in the prior year period, primarily the result of foreign currency, increased costs relating to our start up of direct commercial operations in the UK and Germany, as well as lower volume at our Sample Processing division.
The IDD business unit sales increased 22% to $22.4 million in the third quarter of 2010, compared with $18.4 million in the year ago period. The IDD business unit sales include approximately $600,000 in incremental revenue relating to the acquisition of our distributors’ operations in the UK and Germany. IDD instrument sales increased 33% to $6.8 million compared with $5.1 million in the third quarter of 2009. IDD instruments gross margin was 35% for the 2010 third quarter compared with 34% in the year ago period. Instruments gross margins were favorably affected by higher instrument volume and a greater mix of direct domestic sales versus international sales through distributors, partially offset by increased costs from foreign sourced products due to the weakening of the dollar. IDD instrument revenue represented 27% of consolidated revenue in the third quarter of 2010, compared with 23% in the year ago period.
IDD consumables and service revenue grew by 17% to a record $15.6 million for the quarter, compared with $13.3 million in the third quarter of 2009, reflecting a larger installed instrument base and increased sales of iChemVELOCITY test strips. IDD consumables and service revenue represented 60% of consolidated revenue in the third quarter of 2010 and 2009, respectively. IDD consumables and service gross margin was 59% for the 2010 third quarter, compared with 63% in the year ago period, primarily resulting from increased costs from foreign sourced products due to the weakening of the dollar as well as an increase in service costs related to our direct commercial operations in the UK and Germany. In addition, the prior year period benefited from cost reductions in our service area.
Third quarter revenue at the Iris Sample Processing Division decreased 12% to $3.3 million for the third quarter of 2010, compared with revenue of $3.8 million in the third quarter of 2009, due to lower demand for products, service and consumables from some of our OEM partners.
(More)

The Iris Sample Processing gross margin was 54% for the third quarter of 2010, compared with 56% in the year ago period due primarily to the aforementioned volume reductions.
Marketing and selling expenses of $5.0 million in the third quarter of 2010 increased 29% when compared with marketing and selling expenses of $3.8 million in the year ago period, primarily as a result of $452,000 in expenses related to the operations of Arista, which is now reported in our new Personalized Medicine segment, increased personnel related to the commencement of direct commercial operations in the UK and Germany, and higher commissions and GPO fees related to the increase in IDD instrument and consumable sales.
General and administrative expenses in the third quarter of 2010 increased 33% to $4.2 million, compared with $3.2 million in the prior year period, primarily due to $657,000 in personnel costs and related benefits associated with the expansion of the Personalized Medicine segment, as well as costs for IT and regulatory affairs.
Research and development expense for the third quarter of 2010 was $3.6 million, or 14% of revenue, compared with $2.9 million, or 13% of revenue, in the third quarter of 2009, due to the increased spending related to the submission of a new 510(k) for the iChemVELOCITY and the development of our 3GEMS™ Urinalysis and Hematology platforms.
In August 2010, the Company’s board of directors authorized a stock repurchase plan which resulted in the repurchase of an aggregate of 175,196 shares of its common stock for approximately $1.6 million during the third quarter of 2010.
The effective tax rate for the third quarter was 41%, compared with 24% for the third quarter of 2009. This increase in the effective tax rate is due primarily to the R&D tax credits not being extended for federal income tax purposes and a favorable change in estimated available R&D tax credits recorded in the prior year quarter. The Company’s balance sheet remains strong with cash of $31.0 million and no debt at September 30, 2010.
Foreign Currency Fluctuation
Other income for the third quarter of 2010 was $1.2 million and included $856,000 of favorable foreign currency mostly related to transaction gains on US dollar denominated intercompany balances.
In addition, other foreign currency fluctuations negatively impacted the third quarter results by $210,000, related to foreign sourced products and our foreign direct sales operations reflected in revenue, cost of goods sold and operating expenses. The favorable net impact on EPS from foreign currency was approximately $0.02 per share in the third quarter.
Year-to-Date Financial Results
For the nine months ended September 30, 2010, IRIS had record revenue of $78.4 million, a 19% increase from revenue of $66.1 million in the prior year period. Consolidated gross profit margin was 52% for the nine months ended September 30, 2010 and 53% for the prior year period. Gross profit for the period improved 16%, to $40.9 million from $35.2 million in the year-ago period. Net income for the nine months ended September 30, 2010 was $2.6 million, or $0.14 per diluted share, compared with $4.3 million, or $0.24 per diluted share in the year ago nine month period. Year-to-date results included $355,000, or $0.01 per diluted share, in charges related to unfavorable foreign currency translations, CFO severance and transition expenses of $381,000, or $0.01 per share, and expenses, including acquisition cost and operating results, related to Arista of $1.6 million, or $0.06 per share. The effective tax rate for the 2010 nine month period was 36% compared with 28% for the nine month period of 2009. The increase in the effective tax rate is due to similar reasons mentioned previously. Diluted weighted average shares outstanding for the 2010 and 2009 nine month periods were 18.1 million and 17.9 million, respectively.
(More)

Company Outlook
IRIS is reiterating its guidance for 2010 anticipating revenue of $104 — $108 million, representing 12-17% growth over 2009, and EPS of $0.19 — $0.21, including the dilutive impact of $0.09 — 0.11 related to the Arista Laboratories acquisition on July 27, 2010. In addition, the EPS guidance reflects the effect of foreign currency, CFO severance and related transition costs, increased tax rate due to the R&D tax credits not being extended for federal income tax purposes and increased spending in R&D, partially offset by the increase in revenues.
Our 2010 guidance does not include any revenue or corresponding expenses relating to the commercial initiation of NADiA ProsVue, as we have not yet secured regulatory clearance, but includes an increase in R&D expenses of approximately $3.5 million to support new product initiatives and approximately $2.5 million in incremental expense to fund our new direct sales initiative in the UK and Germany and for establishing a foundation for future product launches.
Conference Call
We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.
About IRIS International, Inc.
IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,900 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company recently acquired a high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine. The laboratory provides a direct commercial channel for the Company’s NADiA® ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.
SAFE HARBOR PROVISION
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, including the AlliedPath acquisition, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,“plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.
To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the three month and nine month periods ended September 30, 2010. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate the comparison of our historical results to our competitors. The Company is reporting herein the following non-GAAP financial measures: “adjusted net income,” and “adjusted diluted earnings per share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.
Adjusted net income excludes items which are considered unusual and the related incremental tax effect of these items. Adjusted diluted earnings per share excludes the effect of the same items described above from diluted earnings per share. Reconciliations of net income, the GAAP measure most directly comparable to adjusted net income, and diluted earnings per share, the GAAP measure most directly comparable to adjusted diluted earnings per share, are provided on the attached schedule.
The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.
Reconciling Items to Non-GAAP Financial Measures
The non-GAAP measures described above exclude the following items:
a)	Arista acquisition related costs — For the three and nine month periods ended September 30, 2010, we recorded acquisition related expenses of $161,000, and $525,000, respectively.

b)	CFO severance and related transition costs — For the nine month period ended September 30, 2010, we recorded $381,000 related to CFO severance and related transition costs.

c)
Net foreign currency impact — For the three and nine month periods ended September 30, 2010, the impact from foreign currency transactions were $646,000 favorable and $355,000 unfavorable, respectively.

Amounts for the 2009 prior year periods were immaterial and therefore no reconciliation of GAAP to Non-GAAP financial measures is provided for the 2009 periods.
(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,110	$34,253
Accounts receivable, net	18,453	17,715
Inventories	12,304	10,866
Prepaid expenses and other current assets	1,745	1,045
Investment in sales-type leases, current portion	3,504	3,397
Deferred tax asset	4,195	4,238

Total current assets	71,311	71,514

Property and equipment, net	10,379	9,667
Goodwill	3,802	2,450
Core technology, net	6,146	1,454
Software development costs, net	2,623	2,534
Deferred tax asset	2,566	1,898
Investment in sales-type leases, non-current portion	9,279	7,441
Other assets	940	832

Total assets	$107,046	$97,790

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,912	$4,479
Accrued expenses	8,697	5,761
Deferred service contract revenue, current portion	3,216	2,286

Total current liabilities	16,825	12,526
Deferred service contract revenue, non-current portion	48	42
Other liabilities	1,378	—

Total liabilities	18,251	12,568

Stockholders’ equity:
Common stock	181	181
Preferred Stock	—	—
Additional paid-in capital	89,771	87,692
Other comprehensive income	59	560
Accumulated deficit	(1,216)	(3,211)

Total stockholders’ equity	88,795	85,222

Total liabilities and stockholders’ equity	$107,046	$97,790

(More)

IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Revenues
IDD instruments	$6,806	$5,136	$22,107	$16,772
IDD consumables and service	15,558	13,254	45,275	38,658
Sample processing instruments and supplies	3,335	3,796	10,986	10,673
Personalized medicine	27	—	27	—

Total revenues	25,726	22,186	78,395	66,103

Cost of Revenue
IDD instruments	4,447	3,371	14,194	10,656
IDD consumable and service	6,425	4,955	18,168	15,148
Sample processing instruments and supplies	1,521	1,678	4,950	5,089
Personalized medicine	174	—	174	—

Total cost of revenue	12,567	10,004	37,486	30,893

Gross profit	13,159	12,182	40,909	35,210

Marketing and selling	4,956	3,832	14,152	11,664
General and administrative	4,202	3,165	12,562	9,689
Research and development, net	3,605	2,870	11,138	8,549

Total operating expenses	12,763	9,867	37,852	29,902

Operating income	396	2,315	3,057	5,308

Other income (expense):
Interest income	328	215	844	640
Interest expense	(2)	(3)	(7)	(10)
Foreign currency transaction (loss) and other	856	(1)	182	20

Income before provision for income taxes	1,578	2,526	4,076	5,958

Provision for income taxes	654	610	1,486	1,639

Net income (loss)	$924	$1,916	$2,590	$4,319

Basic net income per share	$0.05	$0.11	$0.14	$0.24

Diluted net income per share	$0.05	0.11	$0.14	$0.24

Basic — average shares outstanding	17,978	17,751	17,947	17,701

Diluted — average shares outstanding	18,044	17,893	18,056	17,874

(More)

IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited — in thousands)

	For the nine months
	ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$2,590	$4,319
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	5	42
Deferred taxes	48	—
Tax benefit from stock option exercises	(48)	609
Gain on foreign currency remeasurement	(105)	—
Depreciation and amortization	3,084	2,606
Common stock and stock-based compensation	3,194	2,780
Changes in operating assets and liabilities:
Accounts receivable	(736)	3,763
Inventories	(1,469)	(3,417)
Prepaid expenses and other assets	(725)	838
Investment in sales-type leases	(1,963)	127
Other assets	—	(100)
Accounts payable	305	(1,507)
Accrued expenses	1,840	(832)
Deferred service contract revenue	845	324

Net cash provided by operating activities	6,865	9,552

Cash flows from investing activities:
Acquisition of business	(4,759)	—
Purchase of assets from European distributor	(660)	—
Acquisition of property and equipment	(2,029)	(2,259)
Software development costs capitalized	(554)	(635)
Sale of short-term investments in marketable securities	—	2,157

Net cash used in investing activities	(8,002)	(737)

Cash flows from financing activities:
Issuance of common stock and warrants for cash	31	750
Repurchase of common stock	(1,790)	(2,638)
Tax expense from stock option exercises	48	(609)

Net cash used in financing activities	(1,711)	(2,497)

Net foreign currency translation adjustments	(295)	228

Net (decrease) increase in cash and cash equivalents	(3,143)	6,546
Cash and cash equivalents at beginning of period	34,253	24,445

Cash and cash equivalents at end of period	$31,110	$30,991

Supplemental schedule of non-cash investing activities:
During the nine months ended September 30, 2010, the Company disposed of property and equipment with a cost and accumulated depreciation of $621 and $616, respectively.
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,066	$1,872
Cash paid for interest	$7	$7
(More)

IRIS INTERNATIONAL, INC.
RECONCILIATION OF GAAP NET INCOME AND DILUTED EARNINGS PER SHARE TO ADJUSTED NET
INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(unaudited — in thousands, except per share data)

	For the three months				For the Nine Months
	ended September 30, 2010				ended September 30, 2010
	Pretax	After tax	Per diluted		Pretax	After tax	Per diluted
	amount	amount	share		amount	amount	share

GAAP net income & Diluted EPS		$924	$0.05			$2,590	$0.14

Reconciling items:

Arista acquisition related expenses	$161	95	0.01		$525	336	0.02

CFO severance & related transition costs	—	—	—		381	244	0.01

Foreign currency loss (gain)	(646)	(381)	(0.02)		355	227	0.01

Adjusted net income & Adjusted Diluted EPS		$638	$0.04	(1)		$3,397	$0.19	(1)

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

(3)	Of the foreign currency impact, for the three and nine month periods, $210,000 and $520,000, respectively were related to transactions negatively affecting operating income.
# # #